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                                                                       EXHIBIT 3

                               IRREVOCABLE PROXY


     IRREVOCABLE PROXY, dated as of June 1, 1998, by and between May & Speh, Inc., a Delaware corporation (the "Company "), and Pritzker Foundation (the "Stockholder").

     WHEREAS, Acxiom Corporation, a Delaware corporation ("Parent"), ACX Acquisition Co., Inc. a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), providing, among other things, for the merger (the "Merger") of Sub with and into the Company, as a result of which each of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive .80 of a share of the Common Stock, par value $.10 per share, of Parent (the "Parent Common Stock"), and the Company will become a wholly owned subsidiary of Parent; and

     WHEREAS, the Stockholder is the owner beneficially and of record of an aggregate of 3,921,000 shares (the "Parent Shares") of the Parent Common Stock; and

     WHEREAS, the Stockholder has agreed to grant the Company an irrevocable proxy (the "Proxy") with respect to the Parent Shares, upon the terms and subject to the conditions hereof;

     NOW, THEREFORE, in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The Stockholder hereby constitutes and appoints the Company, during the term of this Agreement as the Stockholder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Parent Shares (and any and all securities issued or issuable
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in respect thereof) which Stockholder is entitled to vote, for and in the name, place and stead of the Stockholder, at any annual, special or other meeting of the stockholders of the Parent, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, in favor of any proposal to approve the issuance of the shares of Common Stock pursuant to the Merger Agreement and any transactions contemplated thereby. All power and authority hereby conferred is coupled with an interest and is irrevocable. In the event that the Company is unable to exercise such power and authority for any reason, the Stockholder agrees that he will vote all the Parent Shares in favor of approval of the issuance of the shares of Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, at any such meeting or adjournment thereof, or provide his written consent thereto.

     2. The Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Parent Shares or grant any proxy or interest in or with respect to such Parent Shares or deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Parent Shares other than in respect of transactions not prohibited by the terms of the Merger Agreement.

     3. The Stockholder represents and warrants to the Company, that the Parent Shares consist of 3,921,000 shares of Parent Common Stock owned beneficially and of record by the Stockholder on the date hereof; such Parent Shares are all of the securities of the Parent owned of record or beneficially by the Stockholder on the date hereof the Stockholder owns the Parent Shares free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever; and except as provided herein, the Stockholder has not granted any proxy with respect

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to the Parent Shares, deposited such Parent Shares into a voting trust or entered into any voting agreement or other arrangement with respect to such Parent Shares.

     4. This Proxy shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     5. This Proxy shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Proxy and the rights hereunder may not be assigned or transferred by the Company, except that the Company may assign its rights hereunder to any direct or indirect subsidiary.

     6. This Proxy shall terminate at the earlier of (i) the effectiveness of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms, (iii) upon notice of termination given by the Company to the Stockholder, or (iv) October 31, 1998.

     7. The Stockholder agrees that such Proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of the Stockholder, by lack of appropriate power or authority or by the occurrence of any other event or events. The parties therefore agree that this Proxy shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to the Company and the Stockholder for any breach of any agreement, covenant or representation hereunder. This Proxy shall revoke all prior proxies given by the Stockholder at any time with respect to the Parent Shares.

     8. The Stockholder will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Company to be necessary or desirable to complete the Proxy granted herein or to carry out the provisions hereof.

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     9.  If any term, provision, covenant, or restriction of this Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

     10. This Proxy may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same document.

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     IN WITNESS WHEREOF, the Company and the Stockholder have caused this Proxy to be duly executed on the date first above written.

                                   PRITZKER FOUNDATION

                                   By: /s/ Robert Pritzker
                                      ---------------------------------
                                   Name:   Robert Pritzker
                                        -------------------------------


                                   MAY & SPEH, INC.


                                   By: /s/ Eric M. Loughmiller
                                      ---------------------------------
                                   Name:  Eric M. Loughmiller
                                   Title: Executive Vice President and
                                          Chief Financial Officer